Exhibit 99.1

Erickson Air-Crane Incorporated Announces

First Quarter Fiscal Year 2012 Results

Portland, Oregon — May 10, 2012, Erickson Air-Crane Incorporated (NASDAQ: EAC) (“Erickson Air-Crane” or the “Company”), a leading operator and the manufacturer of the powerful heavy-lift helicopter, the Erickson S-64 Aircrane, today announced its financial results for the first quarter ended March 31, 2012. The Company completed its initial public offering (“IPO”) in April, 2012.

First Quarter 2012 Highlights and Recent Events

•                  Revenue increased 36% year-over-year to $27.6 million

•                  Aerial Services flight hours increased 68% to 1,565 compared to 932 in the first quarter of 2011

•                  Gross profit rose to $4.0 million up from $0.4 million for the same period last year

•                  Gross margin was 15%, up from 2% for the same period last year

•                  Adjusted EBITDA increased to $0.2 million from ($5.0) million.

•                  Operating loss decreased to $1.7 million from $6.5 million for the same period last year

•                  Net loss attributable to Erickson Air-Crane Incorporated improved to $2.5 million from $8.5 million for the same period last year

•                  Backlog at March 31, 2012 was $207.9 million, of which $84.0 million is expected to be filled in 2012

•                  In April 2012, the Company completed its IPO on the NASDAQ Global Market generating $31.9 million in net proceeds

“The first quarter was a solid start to the year during which we diversified our revenue sources, employed our aircraft more fully and significantly improved our financial performance.  It was a good platform from which to launch ourselves as a public company, and we are looking forward to our partnership with new investors and participating in the world’s largest equity market,” said Udo Rieder, President and CEO of Erickson Air-Crane.

First Quarter 2012 Results

Total revenue for the first quarter of 2012 increased 36% to $27.6 million from $20.4 million for the same period last year. The year-over-year increase in revenue was mainly attributable to an increase in the infrastructure construction business, where we diversified our activities both geographically and by end market, serving new oil-and-gas customers in South America and powerline customers in North America.

(Dollars in thousands)	Three Months Ended March 31, 2012	% of Revenues	Three Months Ended March 31, 2011	% of Revenues
Net revenues:
Aerial Services	$25,108	90.9	$18,727	91.9
Manufacturing / MRO	2,501	9.1	1,648	8.1

Total revenues	$27,609	100.0	20,375	100.0

During the three months ended March 31, 2012, revenues from Aerial Services increased 34% to $25.1 million from $18.7 million in the same period last year. The Company’s revenue flight hours increased to 1,565 hours from 932 hours in the first quarter of 2011.

The following are revenues and revenue flight hours by type of service for the first quarter of 2012 and 2011:

(Dollars in thousands)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	% Change
Aerial Services Revenues:
Firefighting	$7,540	$8,383	(10.1)
Timber Harvesting	5,839	4,455	31.1
Infrastructure Construction	7,128	1,433	NM
Crewing	4,601	4,456	3.3

Total Aerial Services revenues	$25,108	$18,727	34.1

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	% Change
Aerial Services Revenue Flight Hours:
Firefighting	75	29	158.6
Timber Harvesting	687	599	14.7
Infrastructure Construction	525	122	NM
Crewing	278	182	52.7

Total Aerial Services revenue flight hours	1,565	932	67.9

Within the Aerial Services segment, revenue from firefighting declined 10% to $7.5 million in the first quarter of 2012 from $8.4 million in the first quarter of 2011 primarily due to fewer contract extensions in Australia. Revenue from timber harvesting increased 31% to $5.8 million in the first quarter of 2012 from $4.5 million in the first quarter of 2011.  We started timber harvesting contracts earlier this year than last year, resulting in higher revenues in both North America and Malaysia.  With respect to Canada, we signed a new annual contract which includes both daily and hourly rates, which we expect to reduce risk and enhance profitability.  Revenue from infrastructure construction increased to $7.1 million in the first quarter of 2012 from $1.4 million in the first quarter of 2011.  Our strategy of geographic and end market diversification has been very successful, resulting in longer duration powerline contracts in Canada and the United States and first quarter 2012 revenues from new oil-and-gas customers in Brazil and Peru. Revenue from crewing increased 3% to $4.6 million in the first quarter of 2012 from $4.5 million in the first quarter of 2011.

During the three months ended March 31, 2012, revenues from Manufacturing/MRO increased 52% year-over-year to $2.5 million from $1.6 million in the first quarter of 2011. This increase was primarily due to higher flight hours on our Cost Per Hour contract in Italy driven by early fire activity, and higher MRO revenues due to demand from both S-64 Aircrane and component manufacturing customers.

Total gross profit increased to $4.0 million in the first quarter of 2012 from $0.4 million in the first quarter of 2011. Total gross profit margin rose to 15% in the first quarter of 2012 from 2% in the first quarter of 2011.

Gross profit from the Company’s Aerial Services business segment increased to $3.3 million in the first quarter of 2012 from $0.2 million in the first quarter of 2011. Aerial services gross profit margin increased to 13% in the first quarter of 2012 from 1% in the year ago period. The revenue increase of $6.4 million for the first quarter of 2012 compared to the first quarter of 2011 was the primary reason for the gross profit improvement. Certain costs associated with Aerial Services revenues are fixed in nature, and the increase in flight hour revenues directly benefitted our operating margins and financial results.  Savings from reduced maintenance costs in the first quarter of 2012 were partially offset by increased accrued costs in the same period related to mobilization of our aircraft from Australia to Europe and North America.

Gross profit from the Company’s Manufacturing/MRO segment increased to $0.8 million for the first quarter of 2012 from $0.2 million in the first quarter of 2011, largely due to increased revenues.

Total operating expenses decreased 17% to $5.7 million in the first quarter of 2012 from $6.9 million in the first quarter of 2011, primarily due to a decrease in legal expenses, coupled with a decrease in trade show expenses due to the timing of trade show spending. General and administrative expenses declined 26% to $2.9 million, or 10% of revenue, in the first quarter of 2012, from $3.9 million, or 19% of revenue in the first quarter of 2011. Research and development expenses increased 9% to $1.0 million, or 4% of revenue, in the first quarter of 2012, from $0.9 million, or 4% of revenue in the first quarter of 2011. Selling and marketing expenses decreased 12% to $1.9 million, or 7% of revenue, in the first quarter of 2012, from $2.1 million, or 10% of revenue in the first quarter of 2011, primarily due to the timing of tradeshow spending.

Operating loss for the quarter ended March 31, 2012 was $1.7 million compared to an operating loss of $6.5 million in the same period last year.

Net interest expense increased to $2.3 million in the first quarter of 2012, from $1.8 million in the first quarter of 2011, due to an increase in the Company’s average outstanding borrowings, which was partially offset by a decline in the effective interest rates on borrowings.

Income tax expense (benefit) changed by $1.2 million to a $1.5 million benefit in the first quarter of 2012 from a $0.2 million benefit in the first quarter of 2011.  The change was due to a lower anticipated overall tax rate for 2011, coupled with a discrete item recorded in the first quarter of 2011.

Adjusted EBITDA rose to $0.2 million in the first quarter of 2012 from ($5.0) million in the first quarter of 2011.

Net loss attributable to Erickson Air-Crane for the first quarter of 2012 improved to $2.5 million from $8.5 million in the first quarter of 2011.

As of March 31, 2012, Erickson Air-Crane had a backlog of approximately $207.9 million, of which $123.1 million was from signed contracts and $84.8 million was from anticipated exercises of customer extension options (including $54.3 million from multi-year annual customer extension options).

Financial Condition

As of March 31, 2012, Erickson Air-Crane had $1.4 million in cash and cash equivalents compared to $0.3 million at December 31, 2011.  The Company had total indebtedness of $136.8 million, excluding letters of credit.

In April 2012, the Company completed its IPO of 4.8 million shares of common stock at a price of $8.00 per common share, generating net proceeds, after deducting underwriting discounts and commissions and offering expenses, of approximately $31.9 million.  The Company applied the net proceeds of the IPO to reduce its indebtedness under its revolving credit facility.

In the first quarter of 2012, Erickson Air-Crane used net cash in operating activities of $2.3 million, down from net cash used in operating activities of $16.2 million for the comparable period in 2011.

Business Outlook

The Company’s forecast for the second quarter ending June 30, 2012 and fiscal year ending December 31, 2012 is summarized in the table below.  In order to provide clearer insight into the expected performance of the underlying business the Company is also providing full year Earnings Per Share (“EPS”) estimates as though the recapitalization and IPO had taken place on January 1, 2012 (“Pro Forma”). Under such assumption, the only adjustment to the financial forecast from a GAAP basis to Pro Forma is an increase in diluted full year share count from 7.0 million on a GAAP basis to 9.8 million Pro Forma, and the resulting impact to the forecasted EPS Pro Forma.

(in $ millions, except per share amounts)	Three Months Ended June 30, 2012	Fiscal Year Ending December 31, 2012
Revenue	32.0 — 34.0	157.0 — 163.0
Adjusted EBITDA	3.0 — 4.0	31.0 — 33.0
Diluted Earnings Per Share GAAP		1.00 — 1.14
Diluted Earnings Per Share Pro Forma		0.72 — 0.82

In addition the Company estimates:

•                  Capital expenditures for the year of between $8 million and $9 million

•                  an effective tax rate of approximately 40% for fiscal year 2012

These estimates are based on the following assumptions:

•                  the Company is awarded the 2012 contract in Greece with the Hellenic Fire Brigade (through NAMSA);

•                  the North American and European fire seasons are consistent with historical averages;

•                  the Company completes no aircraft sales in 2012; and,

•                  the impact of the Company’s April 2012 IPO, which will be reflected in the Company’s second quarter financial results, including a forecast of $1.6 million in stock-based compensation expenses for the second quarter and $1.9 million in stock-based compensation expenses for fiscal year 2012, and interest expense savings from the application of net proceeds to our line of credit from the IPO as it occurred on April 16, 2012 and a concurrent reduction from 20% to 10% in the interest rate applied to our subordinated debt.

Erickson Air-Crane reminds investors that its operating results vary significantly as a result of seasonal factors such as weather and hours of daylight, anticipated start dates for certain contracts and other factors. Therefore, the operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. These guidance estimates are based on management’s current expectations but they involve a number of risks and uncertainties, some of which are discussed below, and are subject to change.

Conference Call

The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, May 10, 2012, to discuss the financial results for the first quarter ended March 31, 2012.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 877 275 8968. International callers should dial +1 706 643 1666. The conference call ID number is 76482959.

If you are unable to participate in the call at this time, a replay will be available starting on Thursday, May 10, 2012 at 4:00 pm Eastern Time, and will remain available through Thursday, May 24, 2012. To access the replay, dial +1 855 859 2056. International callers should dial +1 404 537 3406. The conference ID number for the replay is 76482959.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.ericksonaircrane.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

About Erickson Air-Crane Incorporated

Erickson Air-Crane specializes in the operation and manufacture of the Erickson S-64 Aircrane (the “Aircrane”), a versatile and powerful heavy-lift helicopter. The Aircrane has a lift capacity of up to 25,000 pounds and is the only commercial aircraft built specifically as a flying crane without a fuselage for internal loads. The Aircrane is also the only commercial heavy-lift helicopter with a rear load-facing cockpit, combining an unobstructed view and complete aircraft control for precision lift and load placement capabilities. Erickson Air-Crane owns and operates a fleet of 17 Aircranes, which are used to support a wide variety of government and commercial customers worldwide across a broad range of aerial services, including firefighting, timber harvesting, infrastructure construction, and crewing. Erickson Air-Crane also manufactures Aircranes and related components for sale to government and commercial customers and provides aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon with its principal manufacturing facility based in Central Point, Oregon. For more information, please visit http://www.ericksonaircrane.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include Erickson Air-Crane’s safety record, the hazards associated with operating Aircranes, compliance with debt obligations, cancellations, reductions or delays in customer orders, ability to collect on customer receivables, weather and seasonal fluctuations that impact Aircrane activities, competition, reliance on a small number of large customers, the impact of short-term contracts, the availability and size of the Aircrane fleet, the ability to implement production rate changes, the impact of government spending, the impact of product liability and product warranties, the ability to attract and retain qualified personnel, the impact of environmental regulations, the ability to accurately forecast financial guidance, convert backlog into revenues, and appropriately plan expenses, worldwide economic conditions (including conditions in Greece and Italy), government regulation, ability to attract and retain key personnel, reliance on a small number of manufacturers, the necessity to provide components or services to owners and operators of aircraft, effectively manage growth, keep pace with changes in technology, adequately protect our intellectual property, successfully enter new markets, manage international expansion, expand and diversify its customer base, expand and market manufacturing and maintenance, repair and overhaul services, the potential unionization of employees, the fluctuation in the price of fuel, the ability to access public or private debt markets, the obligations of being a new public company, the impact of equipment failures or other events impacting the operation of our factories, and successfully manage any future acquisitions, and other risks and uncertainties more fully described under the heading “Risk Factors” in the Form S-1 Erickson Air-Crane has filed with the SEC.

Backlog represents the amount of revenue that we expect to derive from signed contracts, including oral contracts that have been subsequently memorialized in writing, or anticipated exercises of customer extension options.  We include anticipated exercises of customer extension options in our backlog when our prior operating history, including past exercises of extension options by such customers and the other circumstances specific to the particular contract, causes us to conclude that the exercise of such extension option is likely.  Our estimates of backlog for some of our contracts could be affected by variables beyond our control and may not be entirely realized, if at all.  If we fail to realize sales from our existing or future backlog, or our backlog estimates prove to be incorrect, our financial results and business operations would be harmed.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

— Financial Tables Follow —

Note:  EPS and basic and diluted share amounts do not reflect the impact of the Company’s IPO and recapitalization which occurred in April, 2012.

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(UNAUDITED)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net revenues:
Aerial services	$25,108	$18,727
Manufacturing / MRO	2,501	1,648
Total net revenues	27,609	20,375
Cost of revenues:
Aerial services	21,850	18,550
Manufacturing / MRO	1,719	1,455
Total cost of revenues	23,569	20,005
Gross profit	4,040	370
Operating expenses:
General and administrative	2,881	3,870
Research and development	953	873
Selling and marketing	1,861	2,107
Total operating expenses	5,695	6,850
Operating income (loss)	(1,655)	(6,480)
Other income (expense):
Interest income	14	1
Interest expense	(2,279)	(1,790)
Interest expense related to tax contingencies	—	(84)
Amortization of debt issuance costs	(284)	(170)
Unrealized foreign exchange gain (loss)	390	(62)
Realized foreign exchange gain (loss)	(37)	(53)
Other income (expense), net	73	188
Total other expense	(2,123)	(1,970)
Income (loss) before noncontrolling interest and income taxes	(3,778)	(8,450)
Income tax expense (benefit)	(1,469)	(231)
Net income (loss)	(2,309)	(8,219)
Less: Net (income) loss related to noncontrolling interest	(185)	(307)
Net income (loss) attributable to Erickson Air-Crane Incorporated	(2,494)	(8,526)
Dividends on redeemable preferred stock	2,509	2,137
Net income (loss) attributable to common stockholders	$(5,003)	$(10,663)
Net income (loss) per share attributable to common stockholders
Basic	$(5,002.73)	$(10,662.83)
Diluted	(5,002.73)	(10,662.83)
Weighted average shares outstanding
Basic	1,000	1,000
Diluted	1,000	1,000

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$1,429	$268
Restricted cash	2,011	—
Accounts receivable net of allowances for doubtful accounts of $592 and $476 in 2012 and 2011 respectively	28,721	26,528
Aircranes and support parts in process	23,991	27,395
Prepaid expenses and other	6,103	4,217
Income tax receivable	1,434	1,248
Deferred tax assets	9,982	7,602
Total current assets	73,671	67,258

Restricted cash	3,331	5,214
Aircrane support parts, net	109,589	101,892
Aircranes, net	42,168	42,288
Property, plant, and equipment, net	14,245	14,341
Other noncurrent assets	2,520	2,918
Total assets	$245,524	$233,911

Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$13,863	$10,526
Current portion of long-term debt	6,500	6,500
Accrued and other current liabilities	20,674	17,277
Income taxes payable	595	—
Total current liabilities	41,632	34,303
Long-term debt, less current portion	130,318	124,070
Other long-term liabilities	3,958	4,328
Deferred tax liabilities	14,785	14,194
Total liabilities	190,693	176,895
Commitments and contingencies
Series A redeemable preferred stock, $0.0001 par value

Authorized—70,000 shares; issued and outstanding—34,999.5 shares; liquidation preference of $68,670 and $66,161 at March 31, 2012 and December 31, 2011, respectively	68,670	66,161
Stockholders’ equity (deficit):
Common stock, $0.0001 par value. Authorized—2,300 shares;
Class A; designated 2,000; issued and outstanding—1,000 shares	1	1
Class B; designated 300; zero issued and outstanding	—	—
Accumulated deficit	(14,991)	(9,988)
Accumulated other comprehensive income (loss)	50	(36)
Total stockholders’ equity (deficit) attributable to Erickson Air-Crane Incorporated	(14,940)	(10,023)
Noncontrolling interest	1,101	878
Total stockholders’ equity (deficit)	(13,839)	(9,145)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$245,524	$233,911

ERICKSON AIR-CRANE INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(UNAUDITED)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Cash flows from operating activities:
Net income (loss)	$(2,309)	$(8,219)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,049	1,343
Deferred income taxes	(1,789)	3,557
Non-cash interest on subordinated notes	1,174	419
Non-cash interest on tax contingencies	—	84
Amortization of debt issuance costs	284	170
Changes in operating assets and liabilities:
Accounts receivable	(1,902)	5,082
Aircranes and support parts in process	3,404	(1,610)
Prepaid expenses and other	(1,879)	(456)
Income tax receivable	(186)	—
Net purchases of Aircrane support parts	(7,697)	(8,145)
Accounts payable	3.196	(1,247)
Accrued and other current liabilities	3,248	(3,501)
Income taxes payable	521	(3,948)
Other long-term liabilities	(369)	223
Net cash provided by (used in) operating activities	(2,255)	(16,248)
Cash flows from investing activities:
Purchases of Aircranes, property, plant, and equipment	(1,812)	(3,086)
Restricted cash	(13)	—
Increase (decrease) in other assets	160	—
Net cash provided by (used in) investing activities	(1,665)	(3,086)
Cash flows from financing activities:
Borrowings of long-term debt	62,983	91,062
Repayments of long-term debt	(57,906)	(68,896)
Debt issuance costs	—	(195)
Net cash provided by (used in) financing activities	5,077	21,971
Effect of foreign currency exchange rates on cash and cash equivalents	4	(537)
Net increase (decrease) in cash and cash equivalents	1,161	2,100
Cash and cash equivalents at beginning of period	268	1,928
Cash and cash equivalents at end of period	$1,429	$4,028

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$782	$1,246
Net cash paid (received) during period for income taxes	$(43)	$136

Use of Non-GAAP Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”). We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization and the adjustments to EBITDA to be non-cash unrealized mark-to-market foreign exchange gains (losses), specified litigation expenses, certain management fees, gains from sale of equipment, non-cash charges arising from awards to employees relating to equity interests, non-cash charges relating to financings, initial public offering-related non-capitalized expenses, and other unusual, extraordinary, non-recurring non-cash costs. This is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered an alternative to revenue or net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity or any other measure of financial performance presented in accordance with GAAP. We present Adjusted EBITDA because we believe it is an important measure of our operating performance and provides more comparability between our historical results by taking into account our capital structure including (i) changes in our asset base (depreciation and amortization) from acquisitions and from capital expenditures, and (ii) changes in interest expense and amortization of financing costs. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(In thousands)	Three months Ended March 31, 2012	Three Months Ended March 31, 2011
Adjusted EBITDA Reconciliation:
Net income (loss) attributable to Erickson Air-Crane Incorporated	$(2,494)	$(8,526)
Interest expense, net	2,265	1,789
Tax expense (benefit)	(1,469)	(231)
Depreciation	2,049	1,343
Amortization of debt issuance costs	284	170
EBITDA	$635	$(5,455)

Non-cash unrealized mark-to-market foreign exchange gains (losses)	(390)	62
Interest related to tax contingencies	—	84
Litigation expense	—	323
Adjusted EBITDA	$245	$(4,986)

Company Contact:

Dave Finnie, Senior Director, Finance and Business Operations

Erickson Air-Crane Incorporated

Tel: (503) 505-5880

Email: dfinnie@ericksonaircrane.com

Investor Relations Contact:

Mark Collinson, Partner

CCG Investor Relations

Tel: 310-954-1343

Email: mark.collinson@ccgir.com

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